ATNA RESOURCES LTD.
    1550-409 Granville Street, Vancouver, B.C. CANADA V6C 1T2
Tel: (604)684-2285  Toll Free: 1-800-789 ATNA  Fax: (604)684-8887
         E-mail: atna@atna.com     Website: www.atna.com


  NOTICE OF ANNUAL AND EXTRAORDINARY GENERAL MEETING OF MEMBERS

TO THE MEMBERS:

      NOTICE IS HEREBY GIVEN that the Annual and Extraordinary General Meeting of Atna Resources Ltd. (the "Company") will be held at the Terminal City Club, 837 West Hastings Street, Vancouver, B.C. on Tuesday, May 20, 2003 at 10:00 a.m. (local time) to transact the usual business of an Annual General Meeting and for the following purposes:

1.   To receive the Report of the Directors to the Members.

2.   To  receive the financial statements of the Company and  its subsidiaries for the fiscal period ended December  31,  2002 and the report of the auditor thereon.

3. To appoint an auditor for the Company to hold office until the close of the next Annual General Meeting.

4. To authorize the directors to fix the remuneration to be paid to the auditor of the Company.

5. To consider and, if thought fit, to approve an ordinary resolution, with or without amendment, to approve a change of voting control of the Company resulting from the allotment and issuance of up to 11,200,000 common shares of the Company, subject to adjustment, pursuant to that certain agreement, dated March 1, 2003, between Diepdaume Mines Limited, the Company and J. Patrick Sheridan be and the same is hereby approved, ratified and confirmed, subject to acceptance thereof by the applicable regulatory authorities, all as more fully set forth in the accompanying Information Circular accompanying this Notice.

     INSIDERS TO WHOM SHARES MAY BE ISSUED UNDER THE SAID AGREEMENT AND THE DIRECTORS OF THE COMPANY NAMED IN THE VOTING TRUST ARRANGEMENT WHICH FORMS PART OF THE AGREEMENT AND THEIR RESPECTIVE ASSOCIATES AND AFFILIATES, WILL ABSTAIN FROM VOTING ON THE FOREGOING TRANSACTION. THE APPROVAL OF A MAJORITY OF DISINTERESTED MEMBERS OF THE COMPANY IS THEREFORE SOUGHT.

6. To increase the number of directors comprising the Board from five to six and to determine the number of directors at six.

7. To elect two directors to hold office for the term expiring in 2006.

8. To consider, and if thought fit, to approve, with or without amendment, an ordinary resolution, amending the Company's
     Incentive Stock Option Plan.

     INSIDERS TO WHOM SHARES MAY BE ISSUED UNDER THE PLAN, AND THEIR RESPECTIVE ASSOCIATES AND AFFILIATES, WILL ABSTAIN FROM VOTING ON THE FOREGOING RESOLUTION. THE APPROVAL OF A MAJORITY OF DISINTERESTED MEMBERS OF THE COMPANY IS THEREFORE SOUGHT.

9. To consider and, if thought fit, to approve, with or without amendment, as an ordinary resolution, that the issuance by the Company in one or more private placements during the 12-month period commencing May 20, 2003 of such number of securities that would result in the Company issuing or making issuable up to 21,857,037 common shares, or 100% of the Company's issued and outstanding share capital, as more particularly described in and subject to the restrictions described in the Company's Information Circular accompanying this Notice.

10. To consider and, if thought fit, to approve an ordinary resolution approving, ratifying and confirming a resolution of the directors passed at a meeting held on March 7, 2003 whereunder the Company terminated employment contracts with three employees, all as more fully set forth in the Information Circular accompanying this Notice and confirming the actions of the directors in executing documentation pertaining thereto by and on behalf of the Company.

     INSIDERS TO WHOM SHARES MAY BE ISSUED AND THEIR RESPECTIVE ASSOCIATES AND AFFILIATES, WILL ABSTAIN FROM VOTING ON THE FOREGOING TRANSACTION. THE APPROVAL OF A MAJORITY OF DISINTERESTED MEMBERS OF THE COMPANY IS THEREFORE SOUGHT.

11. To consider and, if thought fit, to approve, with or without amendment, special resolutions altering and increasing the authorized capital of the Company and amending the Company's Memorandum so that the authorized capital of the Company is increased from 100,000,000 Common Shares without par value to 150,000,000 Shares, divided into 100,000,000 Common
     Shares without par value and 50,000,000 Preferred Shares without par value, having attached thereto the Special Rights and Restrictions as set forth in the Articles of the Company, all as more fully set forth in the Information Circular accompanying this Notice.

12. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.


      The accompanying Information Circular provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this Notice. Copies of any documents to be considered, approved, ratified and adopted or authorized at the Meeting will be available for inspection at the registered and records office of the Company at 1040-999 West Hastings Street, Vancouver, B.C. V6C 2W2, during normal business hours up to May 20, 2003 being the date of the Meeting, and at the Meeting.

      The directors of the Company fixed the close of business on April 1, 2003 as the record date for determining holders of common shares who are entitled to vote at the Meeting.

      A member entitled to attend and vote at the Meeting is entitled to appoint a proxy to attend and vote in his stead. If you are unable to attend the Meeting in person, please complete, sign and date the enclosed Form of Proxy and return the same in the enclosed return envelope provided for that purpose within the time and to the location in accordance with the instructions set out in the Form of Proxy and Information Circular accompanying this Notice.

     Please advise the Company of any change in your address.

     DATED at Vancouver, B.C. this 22nd day of April, 2003.

                              BY ORDER OF THE BOARD
                              Atna Resources Ltd.

                              Signed "David H. Watkins"

                              David H. Watkins, President